2006 Employee Equity Incentive Plan Notice of Grant of Stock Options and Option Agreement	Synopsys, Inc. ID: 56-1546236 690 East Middlefield Road Mountain View, CA 94043
%%FIRST_NAME%-% %%LAST_NAME%-% %%ADDRESS_LINE_1%-% %%ADDRESS_LINE_2%-% %%CITY%-%, %%STATE%-% %%ZIPCODE%-% %%COUNTRY%-%	Option Number: %%OPTION_NUMBER%-% ID: %%EMPLOYEE_IDENTIFIER%-%
Effective %%OPTION_DATE%-%, Synopsys, Inc. (the “Company”) has granted you a Nonstatutory Stock Option (the “Option”) under the 2006 Employee Equity Incentive Plan (the “Plan”) to buy %%TOTAL_SHARES_GRANTED%-% shares of the common stock of the Company (the “Common Stock”) at an exercise price of %%OPTION_PRICE%-% per share. This Option is subject to all of the terms and conditions set forth in this Notice of Grant of Stock Options and Option Agreement (including any special terms and conditions for your country in the Appendix hereto, the “Agreement”) and the Plan, which is incorporated by reference herein in its entirety. This Option is also subject to the Compensation Recovery Policy applicable to corporate staff, adopted by the Company in December 2008, as amended from time to time (the “Compensation Recovery Policy”) and any required compensation recovery provisions under applicable laws or regulations. Capitalized terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.
This Option will vest, and may be exercised, in whole or in part, in accordance with the following vesting schedule, subject to your Continuous Service with the Company or any Affiliate.

Shares	Vest Type	Full Vest	Expiration
%%SHARES_PERIOD1%-%	On Vest Date	%%VEST_DATE_PERIOD1%-%	%%EXPIRE_DATE_PERIOD1%-%
%%SHARES_PERIOD2%-%	Quarterly	%%VEST_DATE_PERIOD2%-%	%%EXPIRE_DATE_PERIOD2%-%
1.Exercise.
(a)    Right to Exercise. This Option is exercisable during its term in accordance with the vesting schedule set forth above and the applicable provisions of the Plan and this Agreement. In the event of your death, Disability, or other cessation of Continuous Service, the exercisability of the Option is governed by the applicable provisions of the Plan and this Agreement. This Option may not be exercised for a fraction of a share.
(b)    Method of Exercise. You must exercise the Option through your account with the Company’s designated broker, which as of the date hereof is E*Trade Securities LLC, unless

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you are an officer subject to the reporting requirements of Section 16(a) of the Exchange Act (a “Section 16 Officer”). Using your account, you may select the grant to exercise, the number of shares to exercise, the type of exercise (subject to applicable provisions in the Appendix), and, if applicable based on the type of exercise, the sales order for the shares issuable upon exercise. You may sell the Common Stock underlying the Option through your account or you may transfer the shares of Common Stock to your stockbroker (except as provided in the Appendix). If you are a Section 16 Officer, you must exercise your Option in accordance with the Company’s Section 16 Officer and Director Trading Procedures. All Option exercises must be made in accordance with the Company’s Insider Trading Policy.
(c)    Exercise by Another. If another person wants to exercise this Option after it has been transferred to him or her in accordance with the transferability restrictions provided in the Plan, that person must prove to the Company’s satisfaction that he or she is entitled to exercise this Option. That person must also pay the exercise price (as described below) and any applicable tax withholding due upon exercise of the Option (as described in Section 2 below) and comply with all other provisions of this Agreement.
(d)    Method of Payment. Payment of the exercise price is due in full upon exercise of all or any part of the Option. Payment of the exercise price may be made in cash or by check or in any other manner permitted in the Plan (except as provided in the Appendix).
(e)    Termination. In the event of termination of your Continuous Service for any reason other than Cause, you will be permitted to exercise the Option to the extent vested at the time of termination for ninety (90) days following your date of termination (except as provided in the Appendix); provided, however, that if your termination is due to death or Disability, or if you die within ninety (90) days following your termination without “Cause”, the post-termination exercise period is twelve (12) months (except as provided in the Appendix); provided further that if your termination is for “Cause” as defined in the Plan, you shall not be permitted to exercise the Option in any respect. In each case, the date of the termination of your Continuous Service shall be determined in accordance with Section 3(i) below. In addition, if the Option is not exercisable during the applicable post-termination exercise period solely because the shares of Common Stock issuable upon such exercise are not then registered under the Securities Act and are not otherwise issuable under an exemption from the registration requirements of the Securities Act, this Option shall not expire until the earlier of the expiration date set forth above or until it shall have been exercisable for an aggregate period of at least ninety (90) days after the termination of your Continuous Service. You are responsible for keeping track of these exercise periods following your termination of Continuous Service for any reason. The Company will not provide further notice of such periods.
2.    Responsibility for Taxes. Except as otherwise provided in the Appendix, the provisions of this Section 2 shall apply. You acknowledge that, regardless of any action the Company or your employer, if different from the Company, whether current or former (the “Employer”) takes with respect to any or all income tax, social insurance contributions, payroll tax, fringe benefits tax, payment on account or other tax-related withholding related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is

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and remains your responsibility and may exceed the amount actually withheld by the Employer. You further acknowledge that the Employer (1) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including the grant, vesting or exercise of the Option, the subsequent sale of shares acquired pursuant to such exercise and the receipt of any dividends; and (2) does not commit to structure the terms of the grant or any aspect of the Option to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. In particular, you acknowledge that this Option is exempt from Section 409A of the Code only if the exercise price per share is at least equal to the “fair market value” per share of the Common Stock on the grant date and there is no other impermissible deferral of compensation associated with the Option. Further, if you have become subject to tax in more than one jurisdiction, you acknowledge that the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to exercise of the Option, you shall pay or make adequate arrangements satisfactory to the Employer to satisfy all Tax-Related Items. In this regard, you authorize the Employer or its respective agents, at their discretion, to withhold all applicable Tax-Related Items from your wages or other cash compensation paid to you by the Employer and/or from proceeds of the sale of the shares. Alternatively, or in addition, if permissible under local law, the Employer may, without your further consent, (1) sell or arrange for the sale of shares that you acquire, to meet the withholding obligation for Tax-Related Items, either through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization) or a voluntary sale (including permitting you to enter into a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority), and/or (2) withhold in shares of Common Stock issuable at exercise of the Option. Depending on the withholding method, the Employer may withhold or account for Tax-Related Items by considering applicable minimum withholding rates or other applicable withholding rates, including maximum applicable rates, in which case you will receive a refund of any over-withheld amount in cash and will have no entitlement to the share equivalent. If the obligation for the Tax-Related Items is satisfied by withholding in shares of Common Stock, then you will have no further rights, title or interests in or to the number of shares of Common Stock that are held back solely for the purpose of paying the Tax-Related Items, and you are deemed to have been issued the full number of shares of Common Stock subject to the exercised portion of the Option.
Finally, you shall pay to the Employer any amount of Tax-Related Items that the Employer may be required to withhold as a result of your receipt or exercise of the Option and your sale of the shares obtained pursuant to any exercise of the Option that cannot be satisfied by the means previously described. The Employer may refuse to deliver the shares or the proceeds of the sale of shares if you fail to comply with your obligations in connection with the Tax-Related Items.
3.    Nature of Grant. In accepting the grant of the Option, you acknowledge, understand and agree that:
(a)    the Plan is established voluntarily by the Company, is discretionary in nature, and may be modified, amended, suspended or terminated by the Company as provided in the Plan;
(b)    the grant of the Option and any other options or Awards under the Plan is exceptional, voluntary and occasional and does not create any contractual or other right to receive

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future grants of options, shares, Awards or any other benefit or compensation in lieu of future options, even if options have been granted in the past;
(c)    all decisions with respect to future options or Awards, if any, will be at the sole discretion of the Company;
(d)    your participation in the Plan shall not create a right to employment or service or be interpreted as forming or amending an employment or service contract with the Company and shall not interfere with the ability of the Employer to terminate your employment or service relationship at any time with or without cause;
(e)    you are voluntarily participating in the Plan;
(f)    unless otherwise agreed with the Company, the Option and the shares of Common Stock subject to the Option, and the income and value of same, are not granted as consideration for, or in connection with, the service you may provide as a director of an Affiliate;
(g)    the Option and the shares of Common Stock subject to the Option, and the income and value of same, are not intended to replace any pension rights or compensation;
(h)    the Option and the shares of Common Stock subject to the Option, and the income and value of same, are not part of normal or expected compensation or salary for purposes of calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, life or accident insurance benefits, pension or retirement benefits or similar payments;
(i)    for purposes of the Option, your Continuous Service will be considered terminated as of the date determined by the Company in its sole discretion;
(j)    the future value of the shares underlying the Option is unknown and cannot be predicted with certainty;
(k)    if the value of the underlying shares does not exceed the exercise price upon exercise, the Option will have no value and if you exercise the Option, the value of the shares acquired upon exercise may increase or decrease in value, even below the exercise price;
(l)    should you die owning shares of Common Stock or the Option, such shares or the Option may subject your estate to United States federal estate taxes, and you should seek your own tax advice regarding this potential tax;
(m)    you disclaim any entitlement to compensation or damages arising from the termination of the Option, including as the result of termination of your employment or other service relationship with the Employer (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or providing services or the terms of any employment or service agreement), or diminution in value of the shares of Common Stock, and in consideration of the grant of the Option, you hereby agree not to bring any claim arising from or relating to the Award against the Company, the Employer and any Affiliate;

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(n)    the Plan and the Agreement set forth the entire understanding between you, the Company, the Employer, and any Affiliate regarding the acquisition of the shares of Common Stock and supersedes all prior oral and written agreements pertaining to the Option; and
(o)    the following provisions apply only if you are providing services outside the United States:
(i)    the Option and the shares of Common Stock subject to the Option, and the value and income of same, are not part of normal or expected compensation or salary for any purpose; and
(ii)    neither the Company, the Employer nor any Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Option or of any amounts due to you pursuant to the exercise of the Option or the subsequent sale of any shares of Common Stock acquired upon exercise.
4.    Data Privacy. You hereby explicitly, voluntarily and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other Option grant materials (the “Personal Data”) by and among, as applicable, the Company, the Employer and any Affiliate for the exclusive purpose of implementing, administering and managing your participation in the Plan
You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan. You understand that the Personal Data may be transferred to E*Trade Securities LLC or any other third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the United States or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that, if you reside outside the United States, you may request a list with the names and addresses of any potential recipients of the Personal Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Personal Data as may be required to a broker or other third party with whom you may elect to deposit any shares of Common Stock acquired upon exercise of the Option. You understand that the Personal Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that, if you reside outside the United States, you may, at any time, view the Personal Data, request information about the storage and processing of the Personal Data, require any necessary amendments to the Personal Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent or later seek to revoke your consent, your employment status with the Employer will not be affected; the only consequence of

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refusing or withdrawing your consent is that the Company would not be able to grant options or other Awards to you or administer or maintain such Awards. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.
5.    Governing Law and Venue. The Option is governed by, and subject to, the laws of the State of Delaware without resort to that State’s conflict of laws rules. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or the Agreement, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of the State of California and agree that such litigation shall be conducted only in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California.
6.    Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to the Option granted hereunder or to participation in the Plan (or future options or other Awards that may be granted under the Plan) by electronic means (including by filing documents publicly at www.sec.gov or any successor website thereto) or to request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company. Electronic delivery may include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other delivery determined at the Company’s discretion. You acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost if you contact the Company by telephone, through a postal service or electronic mail. You further acknowledge that you will be provided with a paper copy of any documents delivered electronically if electronic delivery fails; similarly, you understand that you must provide on request to the Company or any designated third party a paper copy of any documents delivered electronically if electronic delivery fails. Also, you understand that your consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if you have provided an electronic mail address), at any time by notifying the Company of such revised or revoked consent by telephone, postal service or electronic mail.
7.    Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
8.    Restrictive Legends. The Common Stock issued under this Option shall be endorsed with appropriate legends, if any, determined by the Company.
9.    Unsecured Obligation. The Option is unfunded, and even as to any vested portion, you shall be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue Common Stock pursuant to this Agreement. You shall not have voting or any other rights as a stockholder of the Company with respect to the Common Stock acquired pursuant to this Agreement until such Common Stock is issued. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company with respect to the Common Stock so

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issued and held by you. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.
10.    Notices. Any notices provided for herein or in the Plan shall be given in writing (including in electronic form) to each of the other parties hereto and shall be deemed effectively given on the earlier of (i) the date of personal delivery, including delivery by express courier, (ii) the date that electronic notice is sent by you or Shareholder Services (as applicable), in the case of notices provided by electronic means, or (iii) the date that is five (5) days after deposit in the United States Post Office (whether or not actually received by the addressee), by registered or certified mail with postage and fees prepaid, addressed at the following addresses, or at such other address(es) as a party may designate by ten (10) days’ advance written notice to each of the other parties hereto:
COMPANY:    Synopsys, Inc.
Shareholder Services
690 East Middlefield Road
Mountain View, CA 94043
United States of America

PARTICIPANT:	Your address as on file with the Company at the time notice is given
11.    Amendment. This Agreement may be amended solely by the Company by a writing (including in electronic form) which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to you, and provided that no such amendment impairing your rights hereunder may be made without your written consent. Without limiting the foregoing, the Company reserves the right to change, by written notice (including in electronic form), the provisions of this Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to rights relating to that portion of the Award which is then subject to restrictions as provided herein.
12.    Governing Plan Document. This Option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of this Agreement, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of this Agreement and those of the Plan, the provisions of the Plan shall control. The Company shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Board shall be final and binding upon you, the Company, and all other interested persons. No member of the Board shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.
13.    Miscellaneous.

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(a)    The rights and obligations of the Company under this Agreement shall be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assigns.
(b)    All obligations of the Company under the Plan and this Agreement shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
(c)    You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of this Option.
(d)    You acknowledge and agree that you have reviewed this Agreement in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting this Option and fully understand all provisions of this Option.
(e)    This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
(f)    The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares of Common Stock. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
(g)    If you have received this or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
(h)    Notwithstanding any provisions in this Agreement, the Option shall be subject to any special terms and conditions set forth in the Appendix to this Agreement for your country. Moreover, if you relocate to one of the countries included in the Appendix, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.
(i)    The Company reserves the right to impose other requirements on your participation in the Plan, on the Option and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
14.    Insider Trading Restrictions/Market Abuse Laws. You acknowledge that you may be subject to insider trading restrictions and/or market abuse laws, which may affect your

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ability to acquire or sell the shares of Common Stock or rights to shares under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in your country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company's Insider Trading Policy. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you are advised to speak to your personal advisor on this matter.
15.    Foreign Asset/Account Reporting, Exchange Control and Tax Requirements. You acknowledge that there may be certain foreign asset and/or account reporting requirements and exchange controls which may affect your ability to acquire or hold shares of Common Stock acquired under the Plan or cash received from participating in the Plan (including from any dividends paid on shares of Common Stock acquired under the Plan) in a brokerage or bank account outside your country. You may be required to report such accounts, assets or transactions to the tax or other authorities in your country. You also may be required to repatriate sale proceeds or other funds received as a result of your participation in the Plan to your country through a designated bank or broker within a certain time after receipt. In addition, you may be subject to tax payment and/or reporting obligations in connection with any income realized under the Plan and/or from the sale of shares of Common Stock. You acknowledge that it is your responsibility to be compliant with all such requirements, and you are advised to consult your personal legal and tax advisors, as applicable, to ensure your compliance.
* * * * * * * * * * * * * * *
Your signature below (or online acceptance, if applicable) indicates that you have read this Agreement and agree to be bound by the terms and conditions of the Plan and this Agreement. You acknowledge receipt of, and understand and agree to, this Agreement, the Plan, the related Plan prospectus, the Compensation Recovery Policy (if applicable to you), the Company’s Section 16 Officer and Director Trading Procedures (if applicable to you) and the Company’s Insider Trading Policy. You further acknowledge that as of the grant date, the Agreement and the Plan set forth the entire understanding between the Company and you regarding the award of the Option and the underlying Common Stock and supersede all prior oral and written agreements on that subject with the exception of (i) Awards previously granted and delivered to you under the Plan, and (ii) if applicable to you (A) the terms of any applicable Company change of control severance plan or provisions and (B) the Compensation Recovery Policy.

* * * * *
Your signature below or online acceptance (where permitted) indicates that you have read this Agreement (including any appendices hereto) and agree to be bound by the terms and conditions of the Plan and this Agreement.

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	Synopsys, Inc.	Participant
By:
	Title: Date: %%OPTION_DATE%-%	%%FIRST_NAME%-% %%LAST_NAME%-% Date:

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Appendix

Synopsys, Inc.
Notice of Grant of Stock Options and Option Agreement

This Appendix, which is part of the Notice of Grant of Stock Options and Option Agreement, contains the additional terms and conditions of the Option that will apply to Participants in the countries listed below. If you are a citizen or resident of a country other than the one in which you are currently residing and/or working, you transfer employment and/or residency to another country after the Option is granted or you are considered a resident of another country for local law purposes, the Company shall, in its sole discretion, determine to what extent the terms and conditions included herein will apply under these circumstances. Capitalized terms used but not defined herein shall have the same meanings assigned to them in the Plan and/or the Agreement.
All Non-US Jurisdictions
Exercise, Including Upon Termination of Employment. The following provision supplements Section 1 of the Agreement:
Paying the exercise price by means of delivery to the Company (either by actual delivery or attestation) of shares of Common Stock is prohibited and not an available method of exercise.
Canada
There are no country-specific terms or conditions.
Finland
There are no country-specific terms or conditions.
France
Consent to Receive Information in English. By accepting the Option, you confirm having read and understood the Plan and Agreement, including all terms and conditions included therein, which were provided in the English language. You accept the terms of those documents accordingly.
En acceptant cette Option, vous confirmez avoir lu et compris le Plan and le Contrat y relatifs, incluant leurs termes et conditions, qui ont été transmis en langue anglaise. Vous acceptez les dispositions de ces documents en connaissance de cause.
Germany
There are no country-specific terms or conditions.

Hong Kong
Securities Warning. The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You should exercise caution in relation to the offer. The Option and any shares of Common Stock issued at exercise of the Option do not constitute a public offering of securities under Hong Kong law and are available only to employees and consultants of the Company and its Affiliates. The Agreement, including this Appendix, the Plan and other incidental communication materials (i) have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, and (ii) are intended only for your personal use and may not be distributed to any other person. If you are in any doubt about any of the contents of the Agreement, including this Appendix, or the Plan, you should obtain independent legal advice.
Sale of Shares. In the event the Option vests within six months of the grant date, you agree that you will not sell any shares of Common Stock acquired upon exercise prior to the six-month anniversary of the grant date.
India
Exercise, Including Upon Termination of Employment. The following provision supplements Section 1 of the Agreement:
Upon the exercise of the Option, any shares to be issued to you will be immediately sold in a same-day sale transaction. In no case may you exercise and hold Common Stock following the exercise of the Option. You agree that the Company is authorized to instruct its designated broker to assist with the mandatory sale of such shares (on your behalf pursuant to this authorization) and you expressly authorize the Company’s designated broker to complete the sale of such shares. You acknowledge that the Company’s designated broker is under no obligation to arrange for the sale of the shares at any particular price. Upon the sale of the shares, the Company agrees to pay you the cash proceeds from the sale, less any brokerage fees or commissions and subject to any obligation to satisfy Tax-Related Items.
Ireland
There are no country-specific terms or conditions.
Israel
Trust Arrangement. You understand and agree that the Option is granted subject to and in accordance with the Synopsys, Inc. 2006 Employee Equity Incentive Plan Israeli Subplan (the “Subplan”), the trust deed between the Company and ESOP Management and Trust Services Ltd. or any successor trustee (the “Trustee”), the Confirmation Letter -- Trustee 102 Awards, the Agreement and the Plan. You further understand and agree that the Option and any shares of Common Stock issued upon exercise of the Option are intended to qualify for the favorable tax treatment available in Israel pursuant to the provisions of the 102 Capital Gains Track (as defined in the Subplan). The Company does not make any undertaking or representation to maintain the qualified status of the Option. In the event of any inconsistencies between the Subplan, the Agreement and/or the Plan, you agree that the Subplan will govern the Option granted to you in Israel.
If you have not already signed the Confirmation Letter -- Trustee 102 Awards provided by ESOP Management and Trust Services Ltd. or the Employer in connection with grants made under the Subplan, then you must print, sign and deliver the signed copy of the Confirmation Letter within 90 days to ESOP Management and Trustee Services Ltd. by email to esop-helpdesk@esop.co.il or by fax to 972-3-7602632. If you deliver your signed Confirmation Letter by fax, you should confirm receipt by contacting ESOP Management and Trust Services Ltd. by email at esop-helpdesk@esop.co.il or by phone at 1700-70-3767. If the Trustee does not receive the signed Confirmation Letter within 90 days, the Option may not qualify for the favorable tax treatment under Section 102.
Method of Exercise & Transfer Restrictions. This provision supplements Section 1(b) of the Agreement:
To receive the favorable tax treatment provided for in Section 102, the Option and the shares of Common Stock issued upon exercise of the Option will be held or controlled by the Trustee, pursuant to the terms of the trust deed, for your benefit, during the Required Holding Period (as defined in the Subplan), which, until further election by the Company, shall be twenty-four (24) months from the grant date, or any other period determined under the ITO (as defined in the Subplan) as now in effect or as hereafter amended or determined by the Israeli Income Tax Authority. You may still exercise the Option and sell shares of Common Stock through your account with the Company's designated broker, subject to the terms set forth in this Appendix. You hereby understand and agree you cannot require the designated broker or the Trustee to release or sell the shares of Common Stock during the Required Holding Period. After the Required Holding Period has expired, the shares of Common Stock issued at exercise of the Option will continue to be held or controlled by the Trustee until the earlier of (i) the receipt by the Trustee of an acknowledgment from the Israeli Income Tax Authority that you have paid all applicable taxes due pursuant to the ITO and Section 102, or (ii) the Trustee withholds any applicable tax due pursuant to the ITO and Section 102. Notwithstanding the above, if any release or sale of shares of Common Stock occurs during the Required Holding Period, the tax consequences under Section 102 shall apply to and shall be borne solely by you.
Securities Law Exemption. An exemption from the requirement to file a prospectus with respect to the Plan has been granted to the Company by the Israeli Securities Authority. Copies of the Plan and Form S-8 registration statement for the Plan file with the United States Securities and Exchange Commission are available free of charge upon request at your local HR department.
Italy
Data Privacy. The following provision replaces Section 4 of the Agreement:
You hereby acknowledge that your personal data is collected, used, processed and transferred outside of the European Union, as described in this Agreement and any other Option grant materials,

by and among, as applicable, the Employer, the Company and any Affiliate for the exclusive purpose of implementing, administering and managing your participation in the Plan. You understand that the Employer and/or the Company hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, national insurance number or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all Options or other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”).
You are aware that providing the Company with the Data is necessary for the performance of this Agreement and that your refusal to provide the Data would make it impossible for the Company to perform its contractual obligations and may impact your ability to exercise or realize benefits from the Option. Your Data shall be accessible within the Company's organization only by the persons specifically charged with Data-processing operations and by the persons that need to access the Data because of their duties and position in relation to the performance of the contract. The Controller of personal data-processing is the Company, with registered offices at 690 East Middlefield Road, Mountain View, CA 94043, U.S.A., and, pursuant to Legislative Decree no. 196/2003, its representative in Italy is Synopsys Italia S.r.l. with registered offices at Centro Direzionale Colleoni, Viale Colleoni 11 - Palazzo Sirio 3, 20041 Agrate Brianza (MI), Italy.
You understand that Data will be transferred to E*Trade Securities LLC and/or to such other stock plan service provider as may be selected by the Company, which are assisting the Company with the implementation, administration and management of the Plan and that Data may be transferred to certain other third parties assisting in the implementation, administration and management of the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any shares of Common Stock acquired upon exercise of the Option. You understand that these recipients, which may receive, possess, use, retain and transfer such Data for the above-mentioned purposes, may be located in the United States, or elsewhere, including outside of the European Economic Area, and that the recipient’s country may have different data privacy laws and protections than your country. The processing activity, including transfer of Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require your consent thereto as the processing is necessary to performance of contractual obligations related to the implementation, administration and management of the Plan.
You understand that Data-processing relating to the purposes above specified shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003. You understand that Data will be held only as long as is required by the law or is necessary to implement, administer and manage your participation in the Plan. You understand that, pursuant to Article 7 of Legislative Decree No. 196/2003, you have the right, without limitation, to access, delete, update, request the rectification of your Data and cease, for legitimate reasons, the Data-processing. Furthermore, you are aware that the Data will not be used for direct marketing purposes. In addition, the Data provided can be reviewed and questions or complaints can be addressed by contacting your local HR representative.
Plan Document Acknowledgment. By accepting the Option, you acknowledge that you have received a copy of the Plan and the Agreement and have reviewed the Plan and the Agreement, including this Appendix, in their entirety and fully accept all provisions thereof. You further acknowledge that you have read and specifically and expressly approve the following provisions of the Agreement: Section 1: Exercise; Section 2: Responsibility for Taxes; Section 3: Nature of Grant; Section 5: Governing Law and Venue; Section 13: Miscellaneous; and the Data Privacy section included in this Appendix.
Japan
There are no country-specific terms or conditions.
Korea
There are no country-specific terms or conditions.
Netherlands
There are no country-specific terms or conditions.
People’s Republic of China
Exercise, Including Upon Termination of Employment. The following provision supplements Section 1 of the Agreement:
Notwithstanding the specified twelve (12) month period for exercising the Option following death or disability, in no event may the Option be exercised more than six (6) months following termination of your Continuous Service.
Due to local requirements, upon the exercise of the Option, any shares to be issued to you will be immediately sold in a same-day sale transaction. In no case may you exercise and hold Common Stock following the exercise of the Option. You agree that the Company is authorized to instruct its designated broker to assist with the mandatory sale of such shares (on your behalf pursuant to this authorization) and you expressly authorize the Company’s designated broker to complete the sale of such shares. You acknowledge that the Company’s designated broker is under no obligation to arrange for the sale of the shares at any particular price. Upon the sale of the shares, the Company agrees to pay you the cash proceeds from the sale, less any brokerage fees or commissions and subject to any obligation to satisfy Tax-Related Items.
In addition, you understand and agree that, pursuant to local exchange control requirements, you will be required to repatriate the cash proceeds from the immediate sale of the shares issued upon the exercise of the Option to the PRC if you are a PRC national or are otherwise determined to be subject to the requirements imposed by the State Administration of Foreign Exchange by the Company. You further understand that, under local law, the sale proceeds will need to be repatriated through a special exchange control account established by an Affiliate in the PRC and you hereby consent and agree that any proceeds from the sale may be transferred to such special account prior to being delivered to you. You further agree to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in the PRC.
You further understand and agree that the Company may distribute the proceeds of the sale of shares either in U.S. dollars or in local currency. If the proceeds are distributed in local currency, the Company is under no obligation to secure any particular exchange conversion rate and there will be delays in converting the cash proceeds to local currency due to exchange control restrictions. You agree to bear any currency fluctuation risk between the time the shares are sold and the time the cash proceeds are distributed to you through the special account described above.
Singapore
There are no country-specific terms or conditions.
Sweden
There are no country-specific terms or conditions.
Switzerland
There are no country-specific terms or conditions.
Taiwan
There are no country-specific terms or conditions.
United Kingdom
Responsibility for Taxes. The following provision supplements Section 2 of the Agreement:
If you do not pay, or the Company or the Employer does not withhold from you, the full amount of any income tax that you owe within ninety (90) days of the end of the U.K. tax year in which the event giving rise to the Tax-Related Items occurs (the “Due Date”) or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, the amount of any uncollected income tax will constitute a loan owed by you to the Employer, effective on the Due Date. You agree that the loan will bear interest at the then-current official rate of Her Majesty’s Revenue and Customs (“HMRC”), it will be immediately due and repayable, and the Company or the Employer may recover it at any time thereafter by any of the means referred to in Section 2 of the Agreement. Notwithstanding the foregoing, if you are a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), you will not be eligible for such a loan to cover the income tax. In the event that you are a director or executive officer and the income tax is not collected from or paid by you by the Due Date, the amount of any uncollected income tax may constitute a benefit to you on which additional income tax and National Insurance contributions (including the Employer’s Liability, as defined below) may be payable. You will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Employer, as applicable, for the value of any employee National Insurance contributions due on this additional benefit, which the Company and/or the Employer may recover at any time thereafter by any of the means in Section 2 of the Agreement.
As a condition of participation in the Plan, you agree to accept any liability for secondary Class 1 National Insurance contributions (the “Employer’s Liability”) which may be payable by the Employer in connection with the Option and any event giving rise to Tax-Related Items. Without prejudice to the foregoing, you agree to execute a joint election with the Company (the “Joint Election”) prior to exercising the Option, the form of such Joint Election being formally approved by HMRC and attached hereto as Exhibit A, and any other consent or elections required to accomplish the transfer of the Employer’s Liability to you. You further agree to execute such other joint elections as may be required between you and any successor to the Company and/or the Employer. You further agree that the Company and/or the Employer may collect the Employer’s Liability by any of the means set forth in Section 2 of the Agreement.
If you do not enter into a Joint Election prior to exercising the Option, if approval of the Joint Election has been withdrawn by HMRC or if such Joint Election is jointly revoked by you and the Company or the Employer, as applicable, this Option shall, at the discretion of the Company, without any liability to the Company or the Employer, not be exercisable and/or the Company may choose not to issue or deliver any shares upon exercise of the Option.

Exhibit A
(UK Participants)
PLEASE READ THE FOLLOWING IN ITS ENTIRETY
BEFORE ACCEPTING YOUR AWARD
SYNOPSYS, INC.
2006 EMPLOYEE EQUITY INCENTIVE PLAN

Important Note on the Joint Election to Transfer
Employer National Insurance Contributions

As a condition of your participation in the 2006 Employee Equity Incentive Plan, you are required to enter into a joint election to transfer to you any liability for employer’s national insurance contributions (the “Employer’s Liability”) that may arise in connection with your award of stock options and/or restricted stock units (together, the “Awards”), or in connection with future Awards that may be granted to you by Synopsys, Inc. (the “Company”) under its 2006 Employee Equity Incentive Plan (the “Joint Election”).
If you do not agree to enter into the Joint Election, the Awards will be worthless, you will not be able to exercise the options or vest in the restricted stock units, or receive any benefit in connection with the Awards, as set forth in your Award Agreement.
By entering into the Joint Election:

•
you agree that any Employer’s Liability that may arise in connection with or pursuant to the exercise or vesting of the Award, as applicable (and the acquisition of shares of the Company’s common stock) or other taxable events in connection with the Award will be transferred to you; and

•	you authorise the Company and/or your employer to recover an amount sufficient to cover this liability by any method set forth in the relevant Award Agreement and/or the Joint Election.
Indicating your acceptance of the Option Agreement and/or Restricted Stock Unit Award Agreement, as applicable, indicates your agreement to be bound by the terms of the Joint Election.
Please read the terms of the Joint Election carefully before accepting the Option Agreement and/or the Restricted Stock Unit Award Agreement and the Joint Election.
PLEASE PRINT AND KEEP A COPY OF THIS ELECTION FOR YOUR RECORDS

SYNOPSYS , INC.
2006 EMPLOYEE EQUITY INCENTIVE PLAN
(UK Participants)
FORM OF ELECTION TO TRANSFER THE EMPLOYER'S SECONDARY
CLASS 1 NATIONAL INSURANCE LIABILITY TO THE EMPLOYEE

1.	Parties
This Election is between:

(A)
You, the individual who has obtained access to this Election (the “Participant”), who is employed by one of the employing companies listed in the attached schedule (the “Employer”) and who is eligible to receive stock options (“Options”) and/or restricted stock units (“RSUs”) (each an “Award” and together, the “Awards”) pursuant to the terms and conditions of the Synopsys, Inc. 2006 Employee Equity Incentive Plan (the “Plan”), and

(B)
Synopsys, Inc. of 690 East Middlefield Road, Mountain View, California 94043, United States (the “Company”), which may grant Awards under the Plan and is entering this Election on behalf of the Employer.

2.	Purpose of Election

2.1.
This Election relates to the Employer's secondary Class 1 National Insurance Contributions (the “Employer's Liability”) which may arise on the occurrence of a “Taxable Event” which gives rise to relevant employment income within section 4(4)(a) and/or paragraph 3B(1A) of Schedule 1 of the Social Security Contributions and Benefits Act 1992 (“SSCBA”), including but not limited to:

a.	the acquisition of securities pursuant to the Awards (pursuant to section 477(3)(a) ITEPA); and/or

b.	the assignment or release of the Awards in return for consideration (pursuant to section 477(3)(b) ITEPA); and/or

c.	the receipt of any other benefit in connection with the Awards other than a benefit within (i) or (ii) above (pursuant to section 477(3)(c) ITEPA); and/or

d.	post-acquisition events relating to the Awards or the securities acquired pursuant to the Awards (within section 426 ITEPA); and/or

e.	post-acquisition events relating to the Awards or the securities acquired pursuant to the Awards (within section 438 ITEPA).

In this Election, ITEPA means the Income Tax (Earnings and Pensions) Act 2003.

2.2.	This Election is made in accordance with paragraph 3B(1) of Schedule 1 to SSCBA.

2.3.	This Election applies to all Awards granted to the Participant under the Plan on or after May 22, 2009 up to the termination date of the Plan.

2.4.
This Election does not apply in relation to any liability, or any part of any liability, arising as a result of regulations being given retrospective effect by virtue of section 4B(2) of either the SSCBA, or the Social Security Contributions and Benefits (Northern Ireland) Act 1992.

2.5.
This Election will not apply to the extent that it relates to relevant employment income which is employment income of the earner by virtue of Chapter 3A of Part 7 of ITEPA (employment income: securities with artificially depressed market value).

3.	The Election
The Participant and the Company jointly elect that the entire liability of the Employer to pay the Employer's Liability on the Taxable Event is hereby transferred to the Participant. The Participant understands that by electronically accepting this Election, he or she will become personally liable for the Employer’s Liability covered by this Election.

4.	Payment of the Employer's Liability

4.1.
The Participant and the Company acknowledge that the Employer is under a duty to remit the Employer's Liability to HM Revenue and Customs on behalf of the Participant within 14 days after the end of the UK tax month during which the Taxable Event occurs, or such other period of time, as prescribed. The Participant agrees to pay to the Company and/or the Employer the Employer’s Liability on demand, at any time on or after the Taxable Event and hereby authorises the Company and/or the Employer to account for the Employer’s Liability to HM Revenue and Customs.

4.2.	Without limitation to Clause 4.1 above, the Participant hereby authorises the Company and/or the Employer to collect the Employer's Liability from the Participant at any time after the Taxable Event:

a.	by deduction from salary or any other payment payable to the Participant at any time on or after the date of the Taxable Event; and/or

b.	directly from the Participant by payment in cash or cleared funds; and/or

c.	by arranging, on behalf of the Participant, for the sale of some of the securities which the Participant is entitled to receive in respect of the Awards; and/or

d.	through any other method as set forth in the relevant Award agreement entered into between the Participant and the Company.

4.3.
The Company hereby reserves for itself and the Employer the right to withhold the transfer of any securities to the Participant until full payment of the Employer's Liability is collected from the Participant.

5.	Duration of Election

5.1.
The Participant and the Company agree to be bound by the terms of this Election regardless of whether the Participant is transferred abroad or is not employed by the Employer on the date on which the Employer's Liability becomes due. Any reference to the Company, the Employer and/or the Participant shall include that entity's successors in title and assigns as permitted in accordance with the terms of the Plan and Award agreement.

5.2.	This Election will continue in effect until the earliest of the following:

a.	such time as both the Participant and the Company agree in writing that it should cease to have effect;

b.	on the date the Company serves written notice on the Participant terminating its effect;

c.	on the date HM Revenue and Customs withdraws approval of this Election; or

d.	on the date the Election ceases to have effect in accordance with its terms in respect of any outstanding Awards granted under the Plan.

Acceptance by THE PARTICIPANT
The Participant acknowledges that by clicking on the “I accept” button where indicated and from that date, the Participant agrees to be bound by the terms of this Election as stated above.
Acceptance by THE COMPANY
The Company acknowledges that by arranging for the scanned signature of an authorised representative to appear on this Election, the Company agrees to be bound by the terms of this Election as stated above.

Synopsys, Inc.
Name: Title:

SCHEDULE TO FORM OF ELECTION – EMPLOYING COMPANIES
The employing companies to which this Election relates are:
(1)    Synopsys (Northern Europe) Limited

Registered Office:	100 Brook Drive Green Park, Reading RG2 6UJ United Kingdom
Company Registration Number:	2642054
Corporation Tax District:	Oxon and Bucks Area
Corporation Tax Reference:	402 56090 10710
PAYE District:	East Hampshire and Wight Area
PAYE Reference:	581/S3033

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